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                                                                    EXHIBIT 10.3


             LOAN AGREEMENT DATED AS OF APRIL 23, 2002 BY AND AMONG
              PETROLEUM HELICOPTERS, INC., ACADIAN COMPOSITES, LLC,
     AIR EVAC SERVICES, INC., EVANGELINE AIRMOTIVE, INC., AND INTERNATIONAL
              HELICOPTER TRANSPORT, INC. AND WHITNEY NATIONAL BANK

         This Agreement is dated as of April 23, 2002, and is entered into by and among PETROLEUM HELICOPTERS, INC. ("PHI"), ACADIAN COMPOSITES, LLC ("ACADIAN"), AIR EVAC SERVICES, INC. ("AIR EVAC"), EVANGELINE AIRMOTIVE, INC. ("EVANGELINE"), AND INTERNATIONAL HELICOPTER TRANSPORT, INC,. ("INTERNATIONAL HELICOPTER") (FOR CONVENIENCE OF REFERENCE, ACADIAN, AIR EVAC, EVANGELINE AND INTERNATIONAL HELICOPTER MAY SOMETIMES HEREINAFTER BE REFERRED INDIVIDUALLY, COLLECTIVELY, AND INTERCHANGEABLY AS "SUBSIDIARY GUARANTORS"), AND WHITNEY NATIONAL BANK ("Whitney"). For convenience of reference, Whitney may hereinafter sometimes be referred to as "BANK". This Agreement refers to all present and future loans collectively as the "LOANS", with each separate advance of funds being a "LOAN".

A. THE LOAN OR LOANS. Provided PHI performs all obligations in favor of Bank contained in this Agreement and in any other agreement, whether now existing or hereafter arising:

                  Bank shall make available to PHI a secured revolving line of credit (the "REVOLVING LINE OF CREDIT") in the principal amount of FIFTY MILLION AND NO/100 ($50,000,000.00) DOLLARS, that may be drawn upon by PHI on any business day of Bank during the period hereof until and including July 31, 2004, on at least one day's telephonic notice to Bank. The Revolving Line of Credit shall be evidenced by a commercial note, payable to Bank (the "NOTE") and shall contain additional terms and conditions and be identified with this Agreement.

                  A sublimit of FIVE MILLION AND NO/100 ($5,000,000.00) DOLLARS is hereby established for the issuance of letters of credit with a maturity not exceeding that of the Note, which may be issued by Bank upon application by PHI.

B. USE OF PROCEEDS. The proceeds from the Revolving Line of Credit are to refinance existing debt and/or for capital expenditures, and for general corporate purposes. PHI is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any advance will be used to purchase or carry any margin stock.

C. REPRESENTATIONS, WARRANTIES AND COVENANTS. PHI represents, warrants and covenants to Bank that as of the date hereof and so long as the Loans shall be outstanding, except for matters that could not reasonably be expected to have a material adverse effect on PHI:

         (1) ORGANIZATION AND AUTHORIZATION. PHI is a Louisiana corporation which is duly organized, validly existing and in good standing under Louisiana law. PHI's execution, delivery and performance of this Agreement and all other documents delivered to Bank has been duly authorized and does not violate its articles of incorporation (or other governing documents), material contracts or any applicable law or regulations.

         (2)      COMPLIANCE WITH TAX AND OTHER LAWS.

                  (a) PHI shall comply with all laws that are applicable to its business activities, including, without limitation, all laws regarding (i) the collection, payment and deposit of employees' income, unemployment, Social Security, sales and excise taxes; (ii) the filing of returns and payment of taxes; (iii) pension liabilities including ERISA requirements, (iv) environmental protection, and (iv) occupational safety and health.

                  (b) PHI shall not permit or suffer any violation of any Environmental Law (as defined below) affecting the property it owns or leases, (collectively, the "PROPERTY"), and agrees that upon discovery, or in the event, of any discharge, spill, injection, escape, emission, disposal, leak or any other release of hazardous substances on, in, under, onto or from the Property, which is not authorized by a currently valid permit or other approval issued by the appropriate governmental agencies, promptly notify Bank, and the appropriate governmental agencies, and shall take all steps necessary to promptly clean-up such discharge, spill, injection, escape, emission, disposal, leak or any other release in accordance with the provisions of all applicable Environmental Laws, and shall receive a certification from the Louisiana Department of Environmental Quality or federal Environmental Protection Agency, that the Property and any other property affected has been cleaned-up to the satisfaction of those agencies. The terms "Environmental Law" or


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                           "Environmental Laws" as used in this Agreement
                           include any and all current and future federal, state and local environmental laws, statutes, rules, regulations and ordinances, as the same shall be amended and modified from time to time, including but not limited to the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, the Federal Resource Conservation and Recovery Act, as amended from time to time, and the federal Toxic Substances Control Act, as amended from time to time.

         (3) OFFERING MEMORANDUM, NOTES, AND INDENTURE. The Loans to be made to PHI under, and the terms and conditions of, this Agreement do not violate the offering memorandum (the "Offering Memorandum") dated April 17, 2002, respecting promissory notes in the aggregate principal amount of TWO HUNDRED MILLION AND NO/100 ($200,000,000.00) DOLLARS, and additional promissory notes in an aggregate principal amount of TWO HUNDRED SEVENTY-FIVE MILLION AND NO/100 ($275,000,000.00) DOLLARS, under an Indenture dated as of April 23, 2002, among PHI, the Guarantors (as defined in the Offering Memorandum), and The Bank of New York, as Trustee, or any other document executed or to be executed in connection therewith, as all of the foregoing may be amended from time to time (individually, collectively, and interchangeably, the "Indenture Notes and Documents").

         (4) LITIGATION. To the best of PHI's knowledge, after due inquiry, no litigation or governmental proceedings are pending or threatened against PHI or any of its subsidiaries, the results of which might materially affect PHI or such subsidiaries' financial condition or operations. Other than any liability incident to such litigation or proceedings or provided for or disclosed in the financial statements submitted to Bank, PHI does not have any material contingent liabilities. No subsidiaries have any material contingent liability other than those imposed by the security documents granted by PHI in favor of Whitney and the Indenture Notes and Documents.

         (5) PENSION PLANS. Each of PHI and its subsidiaries are in compliance with all statutes and governmental rules and regulations applicable to it, including, without limitation, the Employee Reimbursement Income Security Act of 1974, as amended ("ERISA"). No Termination Event (as defined herein) has occurred with respect to any Plan (as defined herein), and, except for any failure that could not reasonably be expected to cause a material adverse change, each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "CODE"), and no condition exists or event or transaction has occurred in connection with any Plan, maintained by PHI or its subsidiaries, which could result in PHI or its subsidiaries incurring any material liabilities, fine, or penalty. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred with respect to any Plan and there has been no excise tax imposed with respect to any Plan under
                  Section 4971 of the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in any amount that would reasonably be expected to cause a material adverse change. Based upon GAAP existing as of the effective date of this agreement and current factual circumstances, PHI has no reason to believe that the annual cost during the term of this Agreement to PHI for post-retirement benefits to be provided to the current and former employees of PHI under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a material adverse change.

                  For purposes of this section, the term "Plan" means an employee benefit plan covered by Title IV of ERISA or subject to minimum funding standards under Section 412 of the Code and the term "Termination Event" means (a) the occurrence of a reportable event with respect to a Plan, as described in
                  Section 4043 of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provision for 30-day notice to the PBGC under such regulations); (b) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA; (c) the institution of proceedings to terminate a Plan by the PBGC; or (d) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

         (6) FINANCIAL INFORMATION. From the date of this Agreement and so long as the Loans shall be outstanding, unless compliance shall have been waived in writing by Bank, PHI shall furnish to Bank:

                  (a) promptly after the sending or filing thereof, copies of all reports which PHI sends to any of its public security holders, and copies of all Forms 10-K, 10-Q and 8-K, Schedules 13E-4


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                           (including all exhibits filed therewith) and
                           registration statements, and any other filings or statements that PHI files with the Securities and Exchange Commission or any national securities exchange;

                  (b) together with all Forms 10-K, 10-Q and 8-K, a certificate of the president or chief financial officer of PHI to the effect that no Default with respect to PHI, or event which might mature into a Default with respect to PHI, has occurred;

                  (c) upon the occurrence of a Default, a certificate of the president or chief financial officer of PHI specifying the nature and the period of existence thereof and what action PHI proposes to take with respect thereto;

                  (d) written notice of any and all litigation affecting PHI, directly or indirectly; provided, however, this requirement shall not apply to litigation involving PHI and any other party if such litigation involves, in the aggregate, less than $500,000; and

                  (e) from time to time, such other information as Bank may reasonably request.

         (7) INSURANCE. Each of PHI and its subsidiaries shall maintain, with financially sound and reputable insurance companies workmen's compensation insurance, liability insurance and insurance on PHI's and its subsidiaries' property, assets and business at least to such extent and against such hazards and liabilities as is commonly maintained by similar companies and, in addition to the foregoing insurance, such insurance as may be reasonably required by Bank. In the case of property (whether owned by PHI or its subsidiaries) on which Bank has a lien, PHI shall provide Bank with duplicate originals or certified copies of such policies of insurance naming Bank as additional mortgages-loss payee and as additional insured as its interests may appear, and providing that such policies will not be canceled without thirty (30) days' prior written notice to Bank.

         (8)      FINANCIAL COVENANTS AND RATIOS.

                  (a) CURRENT ASSETS/CURRENT RATIO. PHI will not at any time permit the ratio of consolidated current assets to consolidated current liabilities to be less than
                           2.00 to 1.00;

                  (b) FUNDED DEBT/NET WORTH. PHI will not at any time after June 30, 2002, permit the ratio of Funded Debt (defined as all indebtedness under this Agreement plus the amount of any capital or operating leases and any other monetary obligation payable over time) to PHI's consolidated net worth to be more than 2.50 to 1.00.

                  (c) CONSOLIDATED NET WORTH. From and after the date of this Agreement through December 31, 2002, PHI, shall not at any time, permit its consolidated net worth, to be less than NINETY MILLION ($90,000,000.00) DOLLARS. From and after December 31, 2002, PHI shall not, at any time permit consolidated net worth to be less than ONE HUNDRED MILLION ($100,000,000.00) DOLLARS.

         (9) MERGERS, ETC. Without the prior written consent of Bank, PHI shall not consolidate with, or merge into, any other corporation, or permit any other corporation to merge into it, or sell or lease all, or substantially all, of its assets, or acquire all or a substantial part of the assets or capital stock of any other partnership, firm or corporation, or enter into any other transaction that would substantially alter the balance sheet of PHI. PHI will not permit any material changes to be made in the character of its business as carried on at the date of this Agreement.

         (10) STOCK REDEMPTION. PHI will not purchase, retire or redeem any shares of its capital stock (other than pursuant to executive or employee compensation plans) without the prior written consent of Bank.

         (11) INDEBTEDNESS AND LIENS. Except as contemplated in this Agreement and as permitted in the Indenture Notes and Documents, neither PHI nor any of its subsidiaries (i) shall create any additional obligations for borrowed money, or (ii) mortgage or encumber any of their assets or suffer any liens or indebtedness to exist on any of their assets.

         (12) OTHER LIABILITIES. PHI shall not lend to or guarantee, endorse or otherwise become contingently liable in connection with the obligations, stock or dividends of any person, firm or corporation.


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         (13)     CHANGE OF CONTROL. Without the prior written consent of
                  Whitney, there shall not be a Change of Control (as defined in the Offering Memorandum).

         (14) ADDITIONAL DOCUMENTATION. Upon the written request of Bank, PHI shall promptly and duly execute and deliver all such further instruments and documents and take such further action as Bank, may deem reasonably necessary to obtain the full benefits of this Agreement and of the rights and powers granted in this Agreement.

         (15) NOTICE OF DEFAULT. PHI shall notify Bank immediately upon becoming aware of the occurrence of any event constituting, or which with the passage of time or the giving of notice, could constitute, a Default.

         (16) INDEMNITY. PHI shall indemnify, defend and hold Bank and its respective directors, officers, agents, attorneys and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable legal fees and fees of expert witnesses) arising from or in connection with (a) the presence in, on or under any property of PHI (including, without limitation, the Property) of any hazardous substance or solid waste, or any releases or discharges (as the terms "release" and "discharge" are defined under any applicable environmental law) of any hazardous substance or solid waste on, under or from such property, (b) any activity carried on or undertaken on or off such property of PHI, whether prior to or during the term of this Agreement, and whether PHI or any predecessor in title to PHI's property or any officers, employees, agents, contractors or subcontractors of PHI or any predecessor in title to the property of PHI, or any third persons at any time occupying or present on such property, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean-up, transportation or disposal of any hazardous substance or solid waste at any time located or present on or under any of the aforedescribed property, or (c) any breach of any representation, warranty or covenant under the terms of this Agreement or applicable security agreements. The foregoing indemnity shall further apply to any residual contamination on or under any or all of the aforedescribed property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the use, handling, storage, transportation or disposal of any hazardous substance or solid waste, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances. The indemnity described in this Section shall survive the termination of this Agreement for any reason whatsoever.

D. COLLATERAL. As security for payment and performance of the Loans, PHI will provide to Bank security for all of its obligations due to Bank, whether now existing or hereafter arising, through valid recorded security documents creating a first lien and security interest in all of PHI and its subsidiaries' inventory, including Parts (as herein defined), and Eligible Receivables (as defined herein) supported by a Borrowing Base Certificate (as herein defined) delivered monthly to Bank in form satisfactory to Bank.

         "Borrowing Base Certificate" means a report to Bank by the President or Chief Financial Officer certifying the level of borrowing authorized under this Agreement which is and shall be an amount (not exceeding $50,000,000) equal to the sum of (a) 80% of the amount of Eligible Receivables (defined as trade receivables less than 90 days of age) of PHI and its subsidiaries in which Bank shall have a valid perfected first priority security interest, plus (b) 50% of the value of Parts of PHI and its subsidiaries (valued at the lower of average cost or market), in which Bank shall have a valid perfected first priority security interest. For the purpose of this section, the term "Parts" means, until installed in any aviation unit, all aircraft engines, propellers, rotors, appliances, tires, airframes, spare parts, radios and other communication equipment together with all other aircraft appliances, instruments, mechanisms, appurtenances, accessories and parts or components thereof, of such person wherever maintained, now or hereafter existing, whether acquired by purchase or otherwise and whether held by such person for use in its business or held by such person for sale or lease or to be furnished by such person under contracts of service, and all proceeds thereof and accessories thereto.

E. EACH EXTENSION OF CREDIT. Each request by PHI for a Loan shall constitute a warranty and representation by PHI to Bank that there exists no Default or any condition, event or act which constitutes, or with notice or lapse of time (or both) would constitute a Default as defined by this Agreement.

F. GUARANTIES. The Revolving Line of Credit shall be guaranteed by each of the Subsidiary Guarantors.

G. RATE OF INTEREST AND APPLICABLE FEES. Borrowing made pursuant to the Note shall accrue interest at Whitney Prime rate and may be advanced or repaid at any time upon one day's notice, interest shall be payable quarterly; or in the alternative, LIBOR borrowings may be arranged for fixed periods of 30,


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         60, 90 or 180 days with interest payable at the respective maturity at the LIBOR rate as quoted on the business day prior to borrowing plus an applicable margin as follows:

             o   300 points when Funded Debt to Net Worth equals or exceeds 150%
             o   250 points when Funded Debt to Net Worth is between 125% and
                 150%
             o 200 points when Funded Debt to Net Worth equals or is less than 125%

         as calculated by referring to the last 10-K or 10-Q filing.

         As used in this Agreement the term "Whitney Prime" shall mean the rate of interest as recorded by Whitney from time to time as its prime lending rate with the rate of interest to change when and as such prime lending rate changes.

         As used in this Agreement the term "LIBOR" shall mean the London Interbank Offered Rate ("LIBOR") for the referenced rate period as set and published as of the first day of each month by the British Banker's Association ("BBA") and obtained by Bank from a wire that is sent through Bloomberg, L.P. which rate is based by BBA on an average of the Interbank offered rates for dollar deposits in the London market based on quotes from designated banks in the London market, provided, however, that Bank reserves the right to adjust the LIBOR rate by the percentage, if any, that may be specified by the Board Of Governors of the Federal Reserve system (or an successor), from time to time, for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) with respect to liabilities consisting of or including "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve system). In determining the percentage for the LIBOR reserve requirement, Bank may use any reasonable averaging and attribution methods.

         Unused fees on the daily amount undrawn under the Revolving Line of Credit shall accrue at the rate of 3/8 of 1% per annum payable quarterly.

         Any letters of credit issued pursuant to this Agreement shall bear interest at 1/8 of 1% per month on any part thereof, plus standard issuing fees.

         Upon PHI's execution of this Agreement, PHI shall pay to Bank a fee for its commitment of 1/4 of 1% of $50,000,000.00.

H. PREPAYMENT AND REDUCTION. Any advance may be prepaid in any amount at any time, and PHI may incrementally reduce or cancel the Revolving Line of Credit at any time without penalty upon giving Bank one day's notice.

I. CONDITIONS PRECEDENT TO LOAN. Bank shall have no obligation to advance funds under this Agreement until and unless the following conditions have been satisfied:

         (1) Bank shall have received this agreement and all collateral documents contemplated by this Agreement in form and substance satisfactory to Bank, including a certificate from the Chief Financial Officer containing a description of assets owned by each of the Subsidiary Guarantors, and certifying that each of the Subsidiary Guarantors is free of liabilities except as disclosed in the Certificate;

         (2) Bank shall have received satisfactory opinions of counsel relating, among other things, to due authorization and enforceability of this Agreement, the Loans and all collateral;

         (3) All representations and warranties made by PHI to Bank shall be true and correct as of the date of the Loans' funding;

         (4) Except as otherwise provided herein, PHI's business must be in a condition satisfactory to Bank, the management and ownership of PHI must not have changed and no material adverse change (from that reflected in the last financial statements delivered to, and accepted by, Bank prior to execution of this Agreement) has occurred in the financial condition of PHI; and

         (5) There exists no Default (or event which with notice or lapse of time or both could constitute a Default) under this Agreement or any other agreement between PHI and Bank.

J. DEFAULT. The occurrence of any one or more of the following events shall constitute a default (a "DEFAULT") under this Agreement:


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         (1)      A default under a note evidencing a Loan;

         (2) The failure of PHI to observe or perform promptly when due any covenant, agreement or obligation due to Bank under this Agreement or otherwise;

         (3) The inaccuracy at any time, in any material respect, of any warranty, representation or statement made to Bank by PHI under this Agreement or otherwise;

         (4) the filing by or against PHI of a proceeding for bankruptcy, reorganization, arrangement, or any other relief afforded debtors or affecting the rights of creditors generally under the law of any state or country or under the United States Bankruptcy Code;

         (5) should any default occur in any other material credit agreement or evidence of indebtedness, including, without limitation, the Indenture Notes and Documents;

Upon the occurrence of a Default, except for payment of principal at maturity, and such Default continues for a period of fifteen (15) days, after Bank has mailed written notice of such Default to PHI specifying the nature of the Default and the steps necessary to cure the Default (but with no notice or delay required in the event of a Default under paragraphs (1) and (5) of Section (J), Bank, at its option, may declare all of the Loans and all other obligations of PHI to Bank to be immediately due and payable without further notice.

K. CONSENT TO PARTICIPATION. Bank may sell all or a portion of its interest in the Loans and the security therefor. Bank shall give PHI notice of any sale of all or a portion of its interests in the Loans, upon which PHI shall perform all of its obligations hereunder in favor of each participant or assignee as though such participant or assignee were a party or parties to this Agreement.

L. MISCELLANEOUS PROVISIONS. PHI agrees to pay all of the costs, expenses and fees incurred in connection with the Loans, including attorneys fees, appraisal fees, and environmental assessment fees. This Agreement is not assignable by PHI and no party other than PHI is entitled to rely on this Agreement. In no event shall PHI or Bank be liable to the other for indirect, special or consequential damages, including the loss of anticipated profits that may arise out of or are in any way connected with the issuance of this Agreement. This Agreement, all promissory notes evidencing Loans under this Agreement and all documents creating security interests shall be governed by Louisiana law.

PETROLEUM HELICOPTERS, INC.             WHITNEY NATIONAL BANK

BY:                                     BY:
   -----------------------------           --------------------------------
NAME:    MICHAEL J. MCCANN              NAME:    HARRY C. STAHEL
TITLE:   CHIEF FINANCIAL OFFICER        TITLE:   SENIOR VICE PRESIDENT


SUBSIDIARY GUARANTORS:

ACADIAN COMPOSITES, LLC                 EVANGELINE AIRMOTIVE, INC.

BY:                                     BY:
   -----------------------------           --------------------------------
NAME:    MICHAEL J. MCCANN              NAME:    MICHAEL J. MCCANN
TITLE:   CHIEF FINANCIAL OFFICER        TITLE:   CHIEF FINANCIAL OFFICER


AIR EVAC SERVICES, INC.                 INTERNATIONAL HELICOPTER TRANSPORT, INC.

BY:                                     BY:
   -----------------------------           --------------------------------
NAME:    MICHAEL J. MCCANN              NAME:    MICHAEL J. MCCANN
TITLE:   CHIEF FINANCIAL OFFICER        TITLE:   CHIEF FINANCIAL OFFICER


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